Exhibit 99.1

4Front Ventures Retains Canaccord Genuity to Optimize Capital Structure and Announces Amendment of Credit Facility and Issuance of Restricted Stock Units

PHOENIX, Ariz., Sept. 25, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQB: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced that it has retained Canaccord Genuity Corp. ("Canaccord Genuity") to lead its ongoing efforts to consolidate and streamline its capital structure. The immediate focus will be on exploring opportunities for refinancing existing debt and raising fresh growth capital, while also considering a full range of operational and strategic alternatives, with the ultimate objective to align all capital and operational partners with the long-term financial success of the Company.

Andrew Thut, Chief Executive Officer of 4Front, said, "We're at a pivotal moment as we begin to scale our flagship Matteson facility and expand our Mission retail footprint in Illinois. Partnering with Canaccord Genuity will help us secure the necessary growth capital, streamline our balance sheet, and position the Company for substantial and sustainable cashflow generation and shareholder value creation."

In addition to the retention of Canaccord Genuity, the Company has agreed to a modification (the "Amendment") of its senior secured credit facility (the "Credit Facility") previously announced on October 16, 2023 with ALT Debt II, LP, an affiliate of Altmore Capital (the "Lender").  As part of the Amendment, the Lender has advanced approximately $850,000 to the Company. An additional $1.75 million remains available to the Company at the discretion of the Lender. The outstanding principal of the Credit Facility will bear simple interest at a rate per annum equal to the greater of (i) the WSJ Prime Rate plus 10% and (ii) 18.5%, payable monthly; and the Amendment includes a paid-in-full fee provision, in addition to the existing exit fee, payable at maturity. Full details of the transaction are in the Company's filings.

In connection with the Amendment, the Company intends to enter into a restricted stock unit agreement (the "RSU Agreement") pursuant to which the Company will double the percentage of Restricted Share Units ("RSUs") previously issued to the Lender, resulting in a total issuance of 49,957,714 RSUs. Each RSU will settle into one Class A subordinate voting share (each a "Share") of the Company upon the earliest of certain specified conditions (the "Distribution Event"), each as more fully described in the RSU Agreement. The issue price of the RSUs will be equal to CAD$0.08 per RSU. If at the time of the Distribution Event, the number of Shares underlying the RSUs is less than 4.24% of the fully diluted Shares (calculated in accordance with the terms of the RSU Agreement) of the Company, an additional number of RSUs will be issuable to the Lender by the Company with respect to the deficiency, each issuable at the closing market price on the Canadian Securities Exchange on the trading day prior to issuance.

About 4Front Ventures Corp.
4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be considered forward-looking, such as statements about entering into definitive documentation, obtaining regulatory approval, expanding retail footprint, or refinancing existing debt. Forward-looking statements are typically identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events are expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond 4Front's control. Therefore, you are cautioned against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including Canadian and U.S. federal securities laws, 4Front does not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001783875

For further information: 4Front Investor Contacts, Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 428 5337; 4Front Media Contacts, pr@4frontventures.com, 602 428 5337

CO: 4Front Ventures Corp.

CNW 17:30e 25-SEP-24